Exhibit 99.1
                                                                    ------------

              [letterhead of First Niagara Financial Group, Inc.]

    FIRST NIAGARA FINANCIAL GROUP, INC. CONCLUDES SUBSCRIPTION AND COMMUNITY
              OFFERING PORTION OF SECOND STEP CONVERSION OFFERING

Lockport, New York - (December 27, 2002) First Niagara Financial Group, Inc. (the "Company") (Nasdaq: FNFG), the holding company for First Niagara Bank, announced that the subscription and community offering portion of its second step conversion offering of the Company concluded on December 23, 2002.

The Company received more than 7,300 stock orders from depositors and the public. William E. Swan, Chairman, President and Chief Executive Officer of the Company said, "I am pleased with the large number of orders from depositors and the public, and I appreciate this sign of confidence in our organization."

The Company and Ryan Beck & Co. Inc., marketing agent for the offering, are in the process of tabulating final orders. The Company estimates that it has received orders in the subscription and community offering for approximately $110,000,000 of common stock. As previously contemplated, the Company has authorized Ryan Beck & Co., Inc. to conduct a syndicated community offering of unsold shares of common stock, expected to commence on or about January 6, 2003. Subject to market conditions and regulatory approval, First Niagara Financial Group, Inc. anticipates completing the offering at no more than the midpoint of the offering range. As in the subscription and community offerings, the shares of common stock of the Company will be offered for sale at a price of $10.00 per share. The syndicated community offering will be conducted pursuant to the Prospectus dated November 14, 2002, and Ryan Beck & Co., Inc. will manage the selling group of broker-dealers. Orders received in the subscription and community offerings will be maintained, with interest on subscribers' funds continuing to accrue until consummation of the offering.

The completion of First Niagara Financial Group, Inc.'s offering remains subject to (i) confirmation by RP Financial, L.C., the Company's independent appraiser, of the Company's existing appraisal, (ii) approval of the plan of conversion and reorganization by members (i.e. depositors First Niagara Bank) of First Niagara Financial Group, MHC and shareholders of First Niagara Financial Group, Inc. at special meetings to be held on January 9, 2003, and (iii) receipt of final regulatory approvals.

The Company recently announced receipt of Office of Thrift Supervision approval for the acquisition of Finger Lakes Bancorp, Inc. (Nasdaq: FLBC) and its wholly owned subsidiary, Savings Bank of the Finger Lakes, FSB. The merger remains subject to the approval of the shareholders of Finger Lakes Bancorp, Inc. at a special meeting to be held on December 30, 2002.

The Company does not expect that the syndicated community offering will delay the completion of its offering of shares of common stock. Subject to final depositor, regulatory and shareholder approvals, the conversion, stock offering and acquisition are expected to be consummated in January 2003, and shares of First Niagara Financial Group, Inc. common stock issued in the offering will begin trading on the Nasdaq National Market System, under the symbol "FNFGD" for a period of twenty (20) trading days and under the symbol "FNFG" thereafter.

This news release contains certain forward-looking statements about the proposed conversion and related stock offering and the acquisition of Finger Lakes Bancorp, Inc. These include statements regarding the anticipated consummation date of the transactions.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the conversion and acquisition and changes in the securities markets.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not deposit accounts, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.


Corporate Information

First Niagara Financial Group, Inc.              Transfer Agent and Registrar
6950 South Transit Road                          Mellon Investor Services, LLC
P.O. Box 514                                     P.O. Box 3315
Lockport, New York  14095-0514                   South Hackensack, NJ  07606
Telephone (800) 201-6621                         Telephone (877) 785-9670
www.firstniagarafinancial.com                    www.melloninvestor.com


Press releases are being distributed by PR Newswire and can be found on the Internet, as well as appropriate trade media and financial disclosure circuits. News, analyst presentations and other information about the Corporation are available on the Internet at the Corporation's website, www.firstniagarafinancial.com. For additional information about First Niagara Financial Group, Inc. please contact:


Investor Relations:                              Media Relations:
Christopher J. Thome                             Leslie G. Garrity
Assistant Vice President,                        Assistant Vice President
Reporting and Investor Relations Manager         Public Relations and Corporate
(716) 625-7645                                   Communications
chris.thome@fnfg.com                             (716) 625-7528
                                                 leslie.garrity@fnfg.com